Exhibit 10.29

Uber Technologies, Inc.

1455 Market Street, 4th Floor

San Francisco, CA 94103

April 10, 2019

EMPLOYMENT AGREEMENT

Dear Barney,

Your employment by Uber Technologies, Inc., a Delaware corporation (the “Company”) shall be governed by the terms and conditions set forth below in this employment agreement (the “Agreement”). This Agreement shall be effective upon the closing of the Company’s first SEC-registered, underwritten offering of common stock.

1.	Duties and Scope of Employment.

a. Position. The Company will continue to employ you in the position of Chief Operating Officer. You will report to the Company’s Chief Executive Officer. You will perform the duties and have the responsibilities and authority customarily performed and held by an employee in your position and such additional duties commensurate with the position as may be assigned or delegated to you by the Company’s Chief Executive Officer. This is a full-time position.

b. Principal Work Location. Your principal place of employment will be the Company’s Seattle, Washington office, subject to any future agreement by the parties to relocate your principal place of employment to the Company’s office in San Francisco, CA.

c. Obligations to the Company. During your employment, you shall devote your full business efforts and time to the Company, except as provided herein. Without express written consent of the Company’s Chief Executive Officer, you shall not render services in any capacity to any other person or entity and shall not act as a sole proprietor or partner of any other person or entity or, except as set forth on Attachment A, own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, you may (i) serve on corporate, civic, or charitable boards or committees, including the corporate boards on which you currently serve as set forth on Attachment A; (ii) continue to provide advisory services to the entities set forth on Attachment A; or (iii) deliver lectures, fulfill speaking engagements, teach at educational institutions, or manage personal investments, in the case of each of clauses (i), (ii), and (iii) of this sentence, without such advance written consent; provided that such activities do not individually or in the aggregate interfere with the performance of your duties hereunder. You will comply with the Company’s policies and rules, as they may be in effect from time to time during your employment.

d. No Conflicting Obligations. You represent and warrant that you are under no contractual or other obligations or commitments that are inconsistent with your obligations under this Agreement, including but not limited to any restrictions that would preclude you from providing services to the Company. In connection with your employment, you shall not use or disclose any trade secrets or other proprietary information or intellectual property in which you or any other person or entity has any right, title, or interest, and your employment will not infringe or violate the rights of any other person or entity. You confirm that you have not removed or taken and will not remove or take any documents or proprietary data or materials of any kind with you from any former employer to the Company without written authorization from that employer. You are hereby notified that you may be entitled to immunity from liability for certain disclosures of trade secrets under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b).

2.	Compensation.

a. Salary. The Company will pay you as compensation for your services an annual base salary, currently $500,000, payable in accordance with the Company’s standard payroll procedures. This is an exempt position, which means that your salary is intended to compensate you for all hours worked, and you will not be eligible for overtime pay.

b. Annual Cash Bonus. For each calendar year, you will be eligible to participate in the Uber Technologies, Inc. Executive Bonus Plan (the “Bonus Plan”), under which you may receive an annual cash bonus (the “Bonus”) payable in the first calendar year that begins after the end of the performance period. The target amount of your Bonus (the “Target Cash Bonus”) will initially be $1,000,000. The actual amount of any Bonus, and your entitlement to the Bonus, will be subject to the terms of the Bonus Plan.

c. Annual RSU Grant. Subject to the approval of the Company’s Board of Directors (or a duly constituted committee thereof), the Company shall grant you, on an annual basis early in each fiscal year and in accordance with the 2019 Equity Incentive Plan, as amended, or any applicable successor plan (the “Incentive Plan”), that number of restricted stock units (the “RSUs”) with respect to shares of the Company’s Common Stock as follows: in each of 2020 and 2021, that number of RSUs determined by dividing $6,250,000 by the closing price per share of such equity securities on the date of grant (each such RSU grant, an “Annual RSU Grant”). Each Annual RSU Grant will be generally in the same form and terms as provided to the senior executives (including the CEO). They will have the following additional vesting conditions: (i) fifty percent (50%) of the RSUs covered by the Annual RSU Grant shall be subject to service-based vesting such that 12/48 of such RSUs shall vest on the one-year anniversary of the vesting commencement date and thereafter 1/48 of such RSUs shall vest on each monthly anniversary of the vesting commencement date, which shall be the date of grant of such RSUs or the vesting commencement date that applies generally to other senior executives for annual RSU grants from time to time, subject in each case to your continued service through the applicable service-based vesting date; and (ii) fifty percent (50%) of the RSUs covered by the Annual RSU Grant shall be subject to performance-based goals generally consistent with performance criteria for the CEO and other senior executives. The performance criteria will be determined and modified as needed by the Company generally consistent with modifications made to the performance criteria of other senior executives, including the CEO. Each Annual RSU Grant will be subject to the terms and conditions set forth in (i) the Incentive Plan, and (ii) in the applicable award agreement.

d. Relocation Expenses. In the event you and the Company agree on a relocation of your principal place of employment, you will be entitled to relocation benefits in accordance with the Company’s applicable relocation policy then in effect.

The foregoing provisions (a)-(d) are subject to the terms and conditions of any applicable plans and/or policies of the Company, as amended from time to time. You agree to pay any income or other taxes that are required to be paid in connection with your receipt of these benefits.

3.	Paid Time Off and Employee Benefits.

You will be eligible for paid time off in accordance with the Company’s paid time off policy generally available to similarly situated employees of the Company, as it may be amended from time to time. You will also be eligible to participate in the Company’s employee benefit plans that are generally available to similarly situated employees of the Company, subject to the terms and conditions of the applicable plans (as in effect from time to time) and to the determinations of any person or committee administering such plans. The Company reserves the right to amend or terminate its employee benefit plans at any time.

4.	Business Expenses.

The Company will reimburse you for your necessary and reasonable business expenses incurred in connection with performance of your duties. You must promptly submit an itemized account of expenses and appropriate supporting documentation, in accordance with the Company’s generally applicable policies.

5.	Termination.

a. Employment at Will. Your employment will be “at will,” meaning that either you or the Company are entitled to terminate your employment at any time and for any reason, with or without cause or notice, notwithstanding any contrary representations that may have been made to you. This Agreement will constitute the full and complete understanding between you and the Company on the “at-will” nature of your employment, which may be changed only in a writing signed by you and a duly authorized Company officer.

b. Rights Upon Termination.

1. Termination for Any Reason. Upon the termination of your employment for any reason, you shall be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination, which shall include a pro rata portion of the Target Cash Bonus to the extent of actual achievement of the bonus criteria, payable at the same time as annual target cash bonuses are paid to other executives, but no later than March 15 of the year following your termination.

2. Severance Benefits. You will be entitled to severance benefits only to the extent provided under the Uber Technologies, Inc. 2019 Executive Severance Plan, as amended, or any applicable successor plan (the “Severance Plan”). This Agreement will be considered your “Participation Agreement” within the meaning of the Severance Plan, and the terms of this Section 5(b)(2) are hereby incorporated into the Severance Plan. The Severance Plan’s terms are modified with respect to your participation in the Severance Plan as follows:

i. Accelerated Equity Vesting for Qualifying Termination Outside of Change-in-Control Period. If you become entitled to benefits under the otherwise applicable terms of the Severance Plan upon a Qualifying Termination outside of a Change-in-Control Period, and only to the extent the applicable performance conditions have been met prior to your termination, in lieu of any other equity acceleration benefits provided by the Severance Plan, you will receive one year of accelerated vesting for your New Hire RSU Grant and your Performance Option, (i.e., vesting for each of your New Hire RSU Grant and your Performance Option calculated as if you had remained in continuous service as the Company’s COO for an additional year following your termination date).

ii. Form of Payment of Cash Severance. In the event that your employment terminates during a Change-in-Control Period, Section 4.1(b)(2) of the Severance Plan shall not apply, and the cash severance benefits provided under Section 4.1(a) of the Severance Plan shall continue to be paid in substantially equal installments on the same schedule provided under Section 4.1(b)(1) of the Severance Plan, subject to any required delay under Section 4.1(b)(3) of the Severance Plan.

iii. Accelerated Equity Vesting for Qualifying Termination During Change-in-Control Period. If you become entitled to benefits under the otherwise applicable terms of the Severance Plan upon a Qualifying Termination within a Change-in-Control Period, in lieu of any other equity acceleration benefits provided by the Severance Plan, you will be entitled to: (A) full vesting of your New Hire RSU Grant upon the termination or Change in Control, whichever is later; and (B) full vesting of your Performance Option to the extent—and only to the extent—the applicable performance conditions have been met either (1) prior to your termination or (2) if the termination is during a Change-in-Control Period but prior to the Qualifying Value Change in Control (as defined in the Performance Option award agreement), upon the Qualifying Value Change in Control that occurs within three (3) months after your Qualifying Termination.

iv. Change in Control Occurs After Termination. If a Change in Control occurs within the three (3) months following your Qualifying Termination, the benefits to which you were otherwise entitled under the Severance Plan are superseded by the benefits to which you become entitled under the Severance Plan in the event of a Qualifying Termination that occurs during the Change-in-Control Period, and in all cases, subject to the limitations and provisions in the Severance Plan. Upon your Qualifying Termination not within a Change-in-Control Period, all your then-unvested shares under the New Hire RSU Grant and the Performance Option will remain outstanding for up to three (3) months following your Qualifying Termination to permit the additional acceleration that may come to apply under the Severance Plan. The New Hire RSU Grant will automatically settle upon a Qualifying Termination to the extent previously service-based vested or otherwise accelerated pursuant to the Severance Plan. Vesting of the Annual RSU Grants and other equity grants shall be controlled by the terms of each such grant and the Severance Plan.

v. Treatment of Equity Awards in a Change in Control. In the event of a Change in Control where any equity awards are to be terminated for no consideration, any service-based equity awards which otherwise could be terminated will vest in full and become immediately exercisable or settled, as the case may be, immediately prior to any such proposed termination; provided, that, in all cases, performance-based equity awards shall be governed exclusively by the terms set forth in the applicable performance-based equity awards or the applicable plan except that, as to the Performance Option only, (A) if the Change in Control is a Qualifying Value Change in Control (as defined in the Performance Option award agreement), the service-based conditions under the Performance Option shall vest in full to the extent the Performance Option would otherwise be terminated without consideration in the transaction, and (B) if the Change in Control is not a Qualifying Value Change in Control, the Performance Option will terminate without consideration in full immediately prior to the consummation of the transaction. For clarity: (A) restricted stock units that have service-based vesting shall not be deemed performance-based equity awards for purposes of the prior sentence if the only performance vesting condition is a liquidity condition, and (B) any equity awards for which applicable performance conditions have been satisfied at, before, or as a result of the Change in Control shall be treated as service-based equity awards, and not be deemed “performance-based equity awards,” for purposes of the immediately preceding sentence.

vi. The equity acceleration provisions in this Section 5(b)(2) apply in lieu of any equity acceleration provisions in the otherwise applicable terms of the Severance Plan. You shall not be entitled to any equity acceleration benefits under the terms of the Severance Plan except as provided in this Section 5(b)(2). In addition, you shall not be entitled to any welfare benefit continuation or cash in lieu thereof under the Severance Plan (including under current Section 4.2 of the Severance Plan and any other current or future provision of the Severance Plan).

vii. The Severance Plan may not be amended without your consent to reduce the amount of cash severance for which you are eligible under the Severance Plan or to otherwise adversely affect the terms of this Agreement applicable to you, including without limitation the modifications to the Severance Plan that are provided for in this Agreement, in each case, as of the effective date of this Agreement.

viii. In lieu of the definitions of “Good Reason” and “Cause” provided in the Severance Plan, the following definitions shall apply, respectively:

“Good Reason” means the occurrence of any of the following events: (i) without your prior written consent, the Company (or a successor, if appropriate) requires you to relocate to a facility or location more than fifty (50) miles away from the location at which you were working immediately prior to the required relocation, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the relocation, it also being agreed that your relocation to San Francisco as provided herein shall not constitute Good Reason; (ii) without your prior written consent, a material reduction of your base salary or cash target bonus level (other than as part of an across-the-board, proportional salary or target bonus level reduction applicable to all executive officers; provided that your reduction does not exceed fifteen percent (15%) of your highest base salary or cash target bonus level); (iii) without your prior written consent, a sustained and material reduction in your responsibilities, where you do not report directly to the Chief Executive Officer as the Chief Operating Officer or do not continue to oversee a substantial portion of the Company’s operations, budget, or personnel, it being agreed that “Good Reason” shall not exist solely because (x) the Company reorganizes one or more units of its business, its functional organization or its reporting relationships or (y) a reduction occurred in your responsibilities, duties, or authorities related to a general diminution of the business of the Company or any successor; provided further that it will be a material reduction in your responsibilities if you do not become the chief or most senior operating officer of any parent or successor entity following a Change in Control; or (iv) without your prior written consent, a material breach of any of your agreements with the Company; provided, however, that, in each case under sub-clauses (i) through (iv) above, any such termination by you shall only be “Good Reason” if: (1) you give the Company written notice, within ninety (90) days following the first occurrence of the condition(s) that you believe constitute(s) “Good Reason,” which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (such 30-day period, the “Cure Period”); and (3) you voluntarily terminate your employment within thirty (30) days following the end of the Cure Period.

“Cause” means the occurrence of any of the following events: (i) your conviction of, or plea of nolo contendere to, any felony; (ii) your commission of, or participation in, intentional acts of fraud or dishonesty against the Company that results in material harm to the business of the Company; (iii) your intentional, material violation of any contract or agreement between you and the Company or any statutory duty you owe to the Company that results in material harm to the business of the Company; (iv) your conduct that constitutes gross insubordination or habitual neglect of duties and that results in material harm to the business of the Company; (v) your intentional, material failure to follow the lawful directions of the Chief Executive Officer; or (vi) your intentional, material failure, to follow the Company’s written policies that are generally applicable to all employees or all officers of the Company and that results in material harm to the business of the Company; provided, however, (1) that willful disregard shall be deemed to constitute intentionality for purposes of this definition and (2) that the action or conduct described in clauses (iii) through (vi) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure the same, if such action or conduct is curable.

ix. The second sentence of Section 2.3 (Section 409A) of the Severance Plan is hereby deleted in its entirety and replaced with the following: “The Participant acknowledges that Section 409A imposes penalties for noncompliance on the Participant and not on the Company.”

x. Section 5.2 (Nondisparagement) of the Severance Plan is hereby replaced in its entirety with the language of Section 8 of the Exhibit B Release attached thereto and shall be effective regardless of whether such Release is executed.

xi. The following shall apply in lieu of any recoupment provision in the Severance Plan:

If you materially breach any of the covenants set forth in the Severance Plan, the Company will have no further obligation to pay to you any benefit under the Plan, and you will be obligated to repay to the Company all benefits previously paid to you, or on your behalf, under the Plan. All benefits under the Severance Plan are subject to the Company’s Clawback Policy.

xii. For any claim under this Agreement or the Severance Plan that relates to the basis for your termination of employment (including, without limitation, the amounts received with respect thereto) or that relates to the recoupment of any severance benefits paid to you under the Severance Plan, instead of making a claim pursuant to the claims procedures under the Severance Plan, you may elect to pursue arbitration under the Alternative Dispute Resolution Agreement (as defined below) on a de novo basis.

3. Definitions. For purposes of this Agreement, the following definitions shall apply:

“Change in Control” shall have the meaning currently provided in the Severance Plan.

“Change-in-Control Period” shall have the meaning currently provided in the Severance Plan.

“New Hire RSU Grant” means the RSU award granted to you on January 30, 2018.

“Performance Option” means the option to purchase Company stock granted to you on January 30, 2018.

“Qualifying Termination” shall have the meaning currently provided in the Severance Plan.

6.	Successors.

a. Company’s Successors. The terms of this Agreement will be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business or assets that becomes bound by this Agreement.

b. Your Successors. This Agreement and all of your rights hereunder will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

7.	Miscellaneous Provisions.

a. Modifications and Waivers. No provision of this Agreement will be modified, waived, or discharged unless the modification, waiver, or discharge is reflected in a writing signed by you (or your authorized representative) and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

b. Whole Agreement. No other arrangements, agreements, representations, or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement and the exhibits attached hereto contain the entire understanding of the parties with respect to the subject matter hereof and supersede any prior agreements relating to such subject matter (including any prior employment agreements) except the confidentiality and invention assignment agreement between you and the Company signed on December 18, 2017, the alternative dispute resolution agreement between you and the Company signed on December 18, 2017 (the “Alternative Dispute Resolution Agreement”), any equity or equity-based award agreements, and the Company’s Clawback Policy.

c. Choice of Law and Severability. This Section 7(c) does not apply to the Alternative Dispute Resolution Agreement, and to the extent that this Section 7(c) conflicts with the Alternative Dispute Resolution Agreement, the provisions contained in the Alternative Dispute Resolution Agreement control. Subject to the preceding sentence, this Agreement otherwise shall be interpreted in accordance with the Laws of the State in which you work/last worked without giving effect to provisions governing the choice of Law, and if any provision of this Agreement becomes or is deemed invalid, illegal, or unenforceable in any applicable jurisdiction by reason of the scope, extent, or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance, or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

d. No Assignment. This Agreement and all of your rights and obligations hereunder are personal to you and may not be transferred or assigned by you at any time. The Company may assign its rights under this Agreement only to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

e. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

f. Indemnification. In addition to being indemnified under Company bylaws, you and the Company will promptly enter into an indemnification agreement in substantially the same form provided to other similarly situated officers and directors of the Company to the extent you and the Company have not already entered into such an agreement. You will be named as an insured on the director and officer liability insurance policy currently maintained by the Company or as may be maintained by the Company from time to time.

g. Taxes; Section 409A. All forms of compensation paid to you by the Company, including any payments made pursuant to this Agreement, are subject to reduction (or payment by you, to the extent that additional amounts are required) to reflect applicable withholding and payroll taxes and other applicable deductions. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you acknowledge that Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) imposes penalties for noncompliance on you and not on the Company. The payments and benefits under this Agreement are intended, and will be construed, to be exempt from or comply with Section 409A; provided, however, that nothing in this Agreement shall be construed or interpreted to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from you to the Company or to any other entity or person. Any payment to you under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. If, upon separation from service, you are a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and triggered by a separation from service that would otherwise be paid within six months after your separation from service will instead be paid in the seventh month following your separation from service or, if earlier, upon your death (to the extent required by Section 409A(a)(2)(B)(i)). Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A. To the extent any nonqualified deferred compensation subject to Section 409A payable to you could be paid in more than one taxable year depending upon you completing certain employment-related actions, then any such payments will commence or occur in the latest such taxable year to the extent required to avoid the adverse consequences of Section 409A. Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the regulations under Section 409A. The parties agree that if necessary to avoid non-compliance with Section 409A, they will cooperate in good faith to modify the terms of this Agreement or any applicable equity award; provided, that such modification shall endeavor to maintain the economic intent of this Agreement or any such equity award.

To indicate your acceptance of the terms and conditions of this Agreement, please sign and date this Agreement in the space provided below and return it to me.

ACCEPTED AND AGREED:

Signed:

/s/ Barney Harford		/s/ Dara Khosrowshahi
Barney Harford		Dara Khosrowshahi Chief Executive Officer Uber Technologies, Inc.

Date:	April 10, 2019	Date:	April 10, 2019

ATTACHMENT A

Permitted Outside Equity Ownership

•	RealSelf, Inc.
•	SmartLens Analytics, Inc.

Permitted Boards

•	United Continental Holdings, Inc.
•	RealSelf, Inc.

Permitted Advisory Services

•	SmartLens Analytics, Inc.

11